Exhibit 99.1
FOR IMMEDIATE RELEASE

Media Contact: Kelly Krueger Weber Shandwick 415.248.3415 kkrueger@webershandwick.com	Investor Contact: Maria Butler-Hadas Peet’s Coffee & Tea, Inc. 510.594.2196 investorrelations@peets.com

PEET’S COFFEE & TEA, INC. REPORTS THIRD QUARTER 2005 RESULTS

EMERYVILLE, Calif. - November 2, 2005 - Peet’s Coffee & Tea, Inc. (NASDAQ: PEET) today announced its third quarter results for the period ended October 2, 2005, which included 13 weeks.

In this release, the company:

•	Reports net revenue growth for the quarter of 24.3 percent, slightly higher than previous guidance of 20 to 21 percent;

•	Achieves earnings per share of $0.15, at the high end of previous guidance of $0.14 to $0.15;

•	Raises full year 2005 net revenue guidance to 22 percent growth or about $175 million and confirms $0.74 in earnings per share; and

•	Provides 2006 guidance of 20 to 23 percent sales growth and operating margins in the 9 percent range.

For the quarter ended October 2, 2005, net revenue increased 24.3 percent to $42.9 million from $34.5 million for the corresponding period of fiscal 2004.

For the quarter, net earnings increased 10.3 percent to $2.2 million from $2.0 million for the corresponding period last year. Earnings per share were $0.15 compared to $0.14 per share for the same period last year. Last year in the third quarter, net earnings included a $0.5 million increase in income as a result of an adjustment to a 2003 lawsuit settlement reserve, which increased earnings per share by $.02.

“We are pleased with the progress we are making in executing our growth strategy, as indicated by our results this quarter,” said Patrick O’Dea, President and CEO of Peet’s Coffee & Tea, Inc. “Our retail and specialty businesses both performed well, and we are on track to open 20 new Peet’s stores this year.”

Financial and Operating Summary

Retail revenue increased 20.1 percent to $28.7 million for the quarter ended October 2, 2005, from $23.9 million for the corresponding period of fiscal 2004. The increase was primarily attributable to new retail stores opened in the last 12 months and secondarily to growth in existing stores. The company opened 5 stores in the quarter.

Specialty revenue increased 34.0 percent to $14.1 million, compared to $10.5 million last year. Within specialty sales, the grocery business continues to grow the most rapidly, up 53.2 percent over last year, with existing grocery customers accounting for the majority of the increase. The food service business also grew significantly at 35.6 percent, followed by the office business at 33.4 percent, both benefiting from new customers added in the last 12 months. Home delivery sales grew 10.6 percent.

Cost of sales and related occupancy costs decreased to 45.9 percent of total net revenue compared to 46.8 percent last year. This decrease was primarily driven by a price increase taken in the retail and home delivery businesses in October of 2004.

Operating expenses as a percent of net revenue increased to 34.7 percent from last year’s 34.5 percent. Retail operating expenses increased 1.8 percentage points as a percent of retail revenue due to investments in headcount and new store expansion, partially offset by the price increase. Specialty operating expenses decreased 1.6 percentage points as specialty sales grew on a relatively fixed cost structure.

Marketing and advertising expenses increased to $1.1 million, compared to $0.8 million last year. As a percent of total net revenue, marketing expenses increased to 2.6 percent from 2.2 percent last year.

Depreciation and amortization expenses increased to $1.9 million, compared to $1.5 million last year. The increase was primarily due to the opening of 18 new retail stores in the last 12 months. As a percent of total net revenue, depreciation and amortization expenses were equal to last year at 4.3 percent.

General and administrative expenses increased to $2.1 million compared to $1.2 million last year primarily due to the $0.5 million litigation reserve reduction in the third quarter of 2004. The remaining increase is due to costs associated to support the growth of the business. As a percent of total net revenue, general and administrative expenses increased to 5.0 percent from 3.5 percent last year due to the 1.6 percent impact of the litigation reserve reduction.

Income from operations increased to $3.2 million, or 7.5 percent of net revenue (or operating margin), compared to $3.0 million, or 8.6 percent, last year.

The company ended the quarter with cash and cash equivalents plus marketable securities of $65.4 million.

Fiscal 2005 Targets

Peet’s also reaffirmed its earnings guidance for the full year 2005 and raised its sales guidance:

•
For the 13 weeks ending January 1, 2006, the company estimates sales to be up between 12 to 13 percent compared to the 14 weeks ended January 2, 2005. On a 13 week to 13 week comparative basis, sales are expected to grow approximately 19 to 20 percent. Earnings for the quarter are expected to be approximately $0.24 per share.

•
For the full year, Peet’s is forecasting total net revenue to grow approximately 22 percent, excluding the impact of the 53rd week in fiscal 2004, resulting in net revenue of approximately $175 million. Operating margin is forecasted at slightly above 9 percent resulting in expected earnings per share of $0.74. The company expects to open a total of 20 new stores in the fiscal year.

Fiscal 2006 Outlook

Looking ahead, Peet’s introduced the following fiscal 2006 guidance:

•	Total revenues are expected to grow 20 to 23 percent.
•
Excluding any impact from expensing stock options, operating margins are expected to be approximately 9 percent, which would result in earnings per share between $.80 and $.83 on a diluted share base of approximately 15 million shares.

•	The company is planning to grow its retail store base by 20 to 25 percent, or 23 to 28 new locations.
•	Finally, the company is targeting an effective tax rate of slightly less than 40 percent, with quarterly variations.

“Two years ago, we set a target to be a 20 percent plus top-line growth company on a sustainable basis,” said Patrick O’Dea, President and Chief Executive Officer. “In 2005, we expect to achieve that target and we intend to continue it in 2006. As we’ve consistently indicated over the past two years, we expect operating margins to remain in the 9 percent range in 2006, though our bias is to invest further in top-line growth initiatives should the right opportunities arise. We remain focused on our vision to strengthen Peet’s position as the gold standard specialty coffee and tea brand in the world and on executing against the enormous long-term growth opportunity before us.”

Peet’s Coffee & Tea, Inc. Q3 2005 Conference Call
The company will report its third quarter 2005 earnings results via conference call on Wednesday, November 2, 2005.  The teleconference call will begin at 2 p.m. PT/5p.m. ET.  The teleconference can be accessed by calling 1-800-289-0494, using access code 6064330. The call will be simultaneously Webcast with accompanying slides on Peet’s Web site at http://investor.peets.com/Medialist.cfm.

A replay of the teleconference will be available two hours after the end of the call through midnight ET on November 9, 2005, at 1-888-203-1112 or 719-457-0820, using access code 6064330. It will also be archived at http://investor.peets.com/Medialist.cfm through November 2, 2006.

ABOUT PEET’S COFFEE & TEA, INC.
Founded in Berkeley, Calif. in 1966, Peet’s Coffee & Tea, Inc. is a specialty coffee roaster and marketer of fresh, deep-roasted whole bean coffee for home and office enjoyment. Peet’s fresh-roasted coffee, hand-selected tea and related items are sold in several distribution channels including grocery, home delivery, office and food service accounts and company-owned stores throughout the United States. Peet’s is committed to strategically growing its business and to maintaining a unique culture and focus on customer satisfaction. For information about Peet’s Coffee & Tea, Inc., visit www.peets.com or call 1-800-999-2132. Peet’s Coffee & Tea, Inc. shares are traded under the symbol PEET.

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This press release contains statements that are not based on historical fact and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward looking statements include statements relating to 2005 annual and fourth quarter sales growth, earnings estimates, and new store openings, and 2006 revenue, retail store growth, operating margin and tax rate targets. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management, including financial and operational information and current competitive conditions.  As a result, these statements are subject to various risks and uncertainties.  The Company’s actual results could differ materially from those set forth in forward-looking statements depending on a variety of factors including, but not limited to, the Company’s ability to implement its business strategy, attract and retain customers, and obtain and expand its market presence in new geographic regions; the availability and cost of high quality Arabica coffee beans; consumers’ tastes and preferences; and competition in its market as well as other risk factors as described more fully in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended January 2, 2005.  These factors may not be exhaustive.  The Company operates in a continually changing business environment, and new risks emerge from time to time.  Any forward-looking statements speak only as of the date of this press release.

PEET’S COFFEE & TEA, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share amounts)

	Thirteen weeks ended		Thirty-nine weeks ended
	October 2,	September 26,	October 2,	September 26,
	2005	2004	2005	2004

Retail stores	$28,719	$23,917	$84,577	$70,063
Specialty sales	14,135	10,549	39,988	30,550
Net revenue	42,854	34,466	124,565	100,613

Operating expenses:
Cost of sales and related occupancy expenses	19,671	16,143	56,568	46,355
Operating expenses	14,868	11,903	42,731	34,260
Marketing and advertising expenses	1,103	762	2,675	2,613
Depreciation and amortization expenses	1,864	1,487	5,365	4,166
General and administrative expenses	2,122	1,221	6,432	4,724

Total operating costs and expenses	39,628	31,516	113,771	92,118

Income from operations	3,226	2,950	10,794	8,495

Investment income, net	421	227	1,176	655

Income before income taxes	3,647	3,177	11,970	9,150

Income tax provision	1,431	1,168	4,723	3,557

Net income	$2,216	$2,009	$7,247	$5,593

Net income per share:
Basic	$0.16	$0.15	$0.53	$0.42
Diluted	$0.15	$0.14	$0.50	$0.40

Shares used in calculation of net income per share:
Basic	13,949	13,420	13,754	13,269
Diluted	14,658	14,115	14,421	13,915

PEET’S COFFEE & TEA, INC.

CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share amounts)

	October 2,	January 2,
	2005	2005

ASSETS

Current assets
Cash and cash equivalents	$13,900	$11,356
Short-term marketable securities	49,750	-
Accounts receivable, net	4,928	4,136
Inventories	20,751	12,614
Deferred income taxes	1,434	1,403
Prepaid expenses and other	4,715	2,280
Total current assets	95,478	31,789

Long-term marketable securities	1,767	52,057
Property and equipment, net	44,996	40,588
Intangible and other assets, net	3,718	3,455

Total assets	$145,959	$127,889

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$5,307	$5,710
Accrued compensation and benefits	6,116	4,266
Deferred revenue	2,259	2,394
Other accrued liabilities	2,673	3,372
Total current liabilities	16,355	15,742

Deferred income taxes	879	838
Deferred lease credits and other long-term liabilities	2,401	2,182
Total liabilities	19,635	18,762

Shareholders' equity
Common stock, no par value; authorized 50,000,000 shares;
issued and outstanding: 14,015,000 and 13,500,000 shares	102,979	93,091
Accumulated other comprehensive loss, net of tax	(90)	(152)
Retained earnings	23,435	16,188

Total shareholders' equity	126,324	109,127

Total liabilities and shareholders' equity	$145,959	$127,889